Remington Oil and Gas Corporation
                      Computation of Earnings per Share
                                Exhibit 11.1
                   (In thousands, except per share amounts)


                                              For the Three Months Ended
                                                         March 31,
                                                  1999           1998
                                              --------------------------
Net income (loss) available for basic
 income per share                              $   (6,676)   $   (1,995)
 Interest expense on the Notes (net of
  tax) (1)                                             -             -
                                              --------------------------
Net income (loss) available for diluted
 income per share                              $   (6,676)   $   (1,995)
                                              ==========================

Basic income (loss) per share                  $    (0.31)   $    (0.10)
                                              ==========================

Diluted income (loss) per share                $    (0.31)   $    (0.10)
                                              ==========================

Weighted average
 Common Stock                                      21,247            -
 Class A Stock                                         -          3,222
 Class B Stock                                         -         17,129
                                              --------------------------
Total common shares for basic income
 (loss) per share                                  21,247        20,351
                                              --------------------------
 Dilutive stock options outstanding
  (treasury stock method) (1)                          -             -
 Shares assumed issued by conversion of
  the Notes (1)                                        -             -
                                              --------------------------
Total common shares for diluted income
 (loss) per share                                  21,247        20,351
                                              ==========================

(1) Non dilutive.

Potential increase to net income for diluted
 income per share
 Interest expense on Notes (net of tax)        $      341    $     514

Potential issues of common stock for diluted
 income per share
 Weighted average stock options outstanding         1,226          562
 Weighted average warrant outstanding                 300           -
 Weighted average shares issued assuming
  conversion of Notes                               2,342        3,488